EXHIBIT 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

July 31, 2007

Ambassadors International, Inc.

1071 Camelback Street

Newport Beach, California 92660

Re: Ambassadors International, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the registration for resale by the holders thereof of $97,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2027 (the “Notes”) and 1,734,002 shares of common stock, par value $0.01 per share (the “Shares”), issuable upon conversion of the Notes, under the Securities Act of 1933, as amended (the “Act”), by Ambassadors International, Inc., a Delaware corporation (the “Company”), on Form S-3 filed with the Securities and Exchange Commission on July 31, 2007 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated April 3, 2007 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus included therein, other than as to the enforceability of the Notes and the validity of the Shares.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Notes and the Shares. For the purposes of this letter, we have assumed that such proceedings to be taken in the future will be completed timely in the manner currently proposed and that the terms of each issuance will be in compliance with law. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we

Ambassadors International, Inc.

July 31, 2007

express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.	The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Shares initially issuable upon conversion of the Notes have been duly authorized, and, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding therefor is brought; (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion with respect to (i) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ii) the waiver of rights or defenses contained in the Indenture; (iii) provisions requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; or (iv) the severability, if invalid, of provisions to the foregoing effect. We express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, or compliance with fiduciary duty requirements (without limiting other laws excluded by customary practice).

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

Ambassadors International, Inc.

July 31, 2007

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms; and (b) that the status of the Indenture and the Notes as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Rutan & Tucker, LLP